Exhibit 99.1

Seattle Genetics Reports Second Quarter 2011 Financial Results

-FDA action date of August 30, 2011 for ADCETRIS™ BLAs-

-Company prepared for planned commercial launch of ADCETRIS-

-Increased cash outlook at end of 2011 driven by ADC collaboration activities-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — August 4, 2011 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the second quarter and six months ended June 30, 2011. The company also highlighted recent product development activities and upcoming milestones.

“The two unanimous ODAC recommendations in favor of accelerated approval of ADCETRIS position it to be the first in a new generation of ADCs to be approved by the FDA. Our top priority is our ongoing interactions with the FDA on a confirmatory trial strategy to enable accelerated approval of ADCETRIS,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are well-prepared to execute on a successful commercial launch of ADCETRIS through our established commercial infrastructure, including marketing, sales and reimbursement functions. We are also investing in clinical trials of ADCETRIS in other CD30-positive malignancies and earlier lines of therapy for Hodgkin lymphoma and systemic ALCL.”

Recent Highlights and Upcoming Milestones

ADCETRIS™ (brentuximab vedotin; SGN-35)

•

Received two unanimous recommendations from the Oncologic Drugs Advisory Committee (ODAC) in favor of accelerated approval of ADCETRIS by the U.S. Food and Drug Administration (FDA) for the treatment of patients with Hodgkin lymphoma who relapse after autologous stem cell transplant (ASCT) and for the treatment of patients with relapsed or refractory systemic anaplastic large cell lymphoma (ALCL)

•	The FDA is scheduled to act on the two Biologics License Applications (BLAs) for ADCETRIS by August 30, 2011 under the Prescription Drug User Fee Act (PDUFA)

•

Received a $5 million milestone payment under ADCETRIS collaboration with Millennium: The Takeda Oncology Company triggered by the European Medicines Agency (EMA) acceptance of Millennium’s Marketing Authorization Application (MAA) for ADCETRIS for the treatment of relapsed or refractory Hodgkin lymphoma and relapsed or refractory systemic ALCL

•	Plan to initiate several new clinical trials during 2011, including a phase II trial in CD30-positive non-Hodgkin lymphomas and a phase II trial in CD30-positive non-lymphoma malignancies

•

Presented data at the European Hematology Association (EHA) meeting from a retrospective analysis describing the activity and tolerability of ADCETRIS in Hodgkin lymphoma patients who were not candidates for or who refused ASCT; six out of 20 patients (30 percent) achieved an objective response; ADCETRIS treatment was generally well tolerated

•

Presented data at EHA describing that 14 out of 15 systemic ALCL patients (93 percent) achieved complete resolution of their malignant cutaneous lesions in a phase II systemic ALCL trial; ADCETRIS treatment was generally well tolerated

•

Presented updated data at the American Society of Clinical Oncology (ASCO) annual meeting from a pivotal Hodgkin lymphoma trial and a phase II systemic ALCL trial; median duration of complete remissions was 20.5 months in patients with relapsed or refractory Hodgkin lymphoma; complete remissions were achieved in 57 percent of relapsed or refractory systemic ALCL patients with a median duration of 13.2 months; patient follow up is ongoing

•	Patient enrollment has been initiated in two investigator-sponsored trials (ISTs) for cutaneous T-cell lymphoma; multiple additional ISTs are planned

•	Completed hiring of U.S. commercial organization in anticipation of approval and launch of ADCETRIS, including approximately 60 sales reps

SGN-75

•

Reported data at ASCO from an ongoing phase I clinical trial demonstrating that SGN-75 is generally well tolerated and induces objective responses in heavily pretreated renal cell carcinoma and non-Hodgkin lymphoma patients

•	Continued enrolling patients to further elucidate the safety and antitumor activity of SGN-75

ASG-5ME and ASG-22ME (co-development programs with Agensys, an affiliate of Astellas)

•	Continued patient enrollment in phase I clinical trials of ASG-5ME for pancreatic and prostate cancer

•

Announced exercise of an option to co-develop a second antibody-drug conjugate (ADC), ASG-22ME, under an existing collaboration with Agensys; ASG-22ME targets the Nectin-4 antigen, which is expressed on multiple solid tumors

•	Treated the first patient in a phase I clinical trial of ASG-22ME for patients with Nectin-4-expressing solid tumors

In addition, Seattle Genetics has decided not to pursue further development of its dacetuzumab (SGN-40) and SGN-70 programs to allow the company to focus resources on its pipeline of ADC product candidates. Dacetuzumab is an anti-CD40 monoclonal antibody for hematologic malignancies and SGN-70 is an anti-CD70 monoclonal antibody for autoimmune diseases.

Second Quarter and Year-to-Date 2011 Financial Results

Revenues in the second quarter of 2011 were $13.1 million, compared to $36.9 million in the second quarter of 2010. For the first six months of 2011, revenues were $25.2 million, compared to $83.3 million in the first six months of 2010. Revenues included approximately $30 million in the second quarter of 2010 and approximately $70 million for the first six months of 2010 earned under the dacetuzumab collaboration with Genentech that ended in June 2010.

Total operating expenses for the second quarter of 2011 were $64.8 million, compared to $45.8 million for the second quarter of 2010. For the first six months of 2011, total operating expenses were $110.0 million, compared to $81.3 million in the first six months of 2010. The planned increases in 2011 were primarily driven by the company’s manufacturing, clinical, regulatory and medical affairs activities to support the potential approval and planned launch of ADCETRIS, as well as the broad clinical development plan for ADCETRIS. In addition, expenses reflect development activities directed towards advancing the company’s other ADC programs. These include clinical-stage programs, SGN-75, ASG-5ME and ASG-22ME, as well as a number of earlier-stage programs, including SGN-19A. Under the ADCETRIS collaboration with Millennium, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments received from Millennium are recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and milestone payments. Non-cash, share-based compensation expense for the first six months of 2011 was $8.5 million, compared to $6.4 million for the first six months of 2010.

Net loss for the second quarter of 2011 was $51.5 million, or $0.45 per share, compared to a net loss of $8.3 million, or $0.08 per share, for the second quarter of 2010. For the six months ended June 30, 2011, net loss was $84.2 million, or $0.76 per share, compared to net income of $3.1 million, or $0.03 per share, for the same period in 2010. Net income in the first half of 2010 is the result of approximately $70 million of revenue recognized under the dacetuzumab collaboration with Genentech that ended in June 2010.

As of June 30, 2011, Seattle Genetics had $424.3 million in cash and investments, compared to $294.8 million as of December 31, 2010. The increase in cash and investments reflects net proceeds of approximately $168 million from the company’s public offering of common stock during the first quarter of 2011. In addition, the increase reflects reimbursement, upfront and milestone payments from collaboration activities totaling approximately $47 million for the first six months of 2011, including $16 million from new ADC agreements with Pfizer and Abbott received in the first quarter of 2011.

2011 Financial Outlook

Primarily as a result of higher than expected collaboration activities, Seattle Genetics is updating its 2011 financial outlook as follows:

•	Revenues from collaboration and license agreements in 2011 are expected to be in the range of $45 million to $50 million, higher than previous expectations of $40 million to $45 million.

•	Net cash used in operating activities for the year 2011 is expected to be in the range of $140 million to $160 million, lower than previous expectations of $160 million to $180 million.

•	Cash and investments at the end of 2011 are expected to be greater than $300 million, higher than previous guidance of greater than $280 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling
(877) 941-2333 (domestic) or (480) 629-9773 (international). The access code is 4459836. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or
(303) 590-3030 (international), using access code 4459836. The telephone replay will be available until 4:00 p.m. PT on Monday, August 8, 2011.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer. The FDA has granted priority review to BLAs for its lead product candidate, ADCETRIS, for the treatment of relapsed or refractory Hodgkin lymphoma and relapsed or refractory systemic ALCL, with a PDUFA date of August 30, 2011. ADCETRIS is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has three other clinical-stage ADC programs: SGN-75, ASG-5ME and ASG-22ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Abbott, Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys, an affiliate of Astellas, and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of ADCETRIS, initiation of future clinical trials and data availability from ongoing clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the safety and/or efficacy results of our clinical trials of ADCETRIS, including our pivotal clinical trial for relapsed or refractory Hodgkin lymphoma and the phase II trial for relapsed or refractory systemic ALCL will not support marketing approval for the submitted indications; that we receive a complete response letter to our BLAs for other reasons, including but not limited to, not satisfactorily completing pre-approval inspections of our contract manufacturers’ or our facilities; major amendments to our marketing application that delay the planned U.S. commercial launch; and that even if we receive approval, we are delayed or unsuccessful in the commercial launch of ADCETRIS. Further, ADCETRIS may be approved pursuant to the accelerated approval regulations and we may be subject to completing post-marketing requirements and obtaining preapproval of our marketing and promotional materials. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2011	December 31, 2010
Assets
Cash, cash equivalents, short and long term investments	$424,263	$294,840
Other assets	29,372	35,096

Total assets	$453,635	$329,936

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$33,836	$25,783
Deferred revenue and long-term liabilities	155,771	142,635
Stockholders’ equity	264,028	161,518

Total liabilities and stockholders’ equity	$453,635	$329,936

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues	$13,054	$36,878	$25,225	$83,333
Expenses
Research and development	49,643	39,287	82,077	69,603
General and administrative	15,197	6,467	27,910	11,698

Total operating expenses	64,840	45,754	109,987	81,301

Income (loss) from operations	(51,786)	(8,876)	(84,762)	2,032
Investment income, net	280	553	582	1,105

Net income (loss)	$(51,506)	$(8,323)	$(84,180)	$3,137

Basic net income (loss) per share	$(0.45)	$(0.08)	$(0.76)	$0.03

Diluted net income (loss) per share	$(0.45)	$(0.08)	$(0.76)	$0.03

Weighted-average shares used in computing:
Basic net income (loss) per share	113,996	100,919	111,270	100,771

Diluted net income (loss) per share	113,996	100,919	111,270	103,468